EXHIBIT (H)(3)

        SCHEDULE OF FUNDS UNDER NORTH TRACK ACCOUNTING/PRICING AGREEMENT

                                   SCHEDULE B

                        B. C. ZIEGLER ACCOUNTING/PRICING
                                  FEE SCHEDULE
                         FOR:  NORTH TRACK FUNDS, INC.

All Funds, Except for Cash Reserve Fund
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Minimum - $19,000 Annually per Fund

Asset Charge - Assets of $30 million but less than $100 million - .03 of 1%
                         Assets of $100 million but less than $250 million - .02 of 1%
                         Assets of $250 million or more - .01 of 1%

Plus:          Out of Pocket Expenses
               Pricing valuations - by outside pricing sources
               Paper, phone and other miscellaneous expenses

Fees will be billed monthly

Cash Reserve Fund
-----------------

Minimum - $15,000 Annually
Maximum - $125,000 Annually

Asset Charge - Average Daily Net Assets of $50 million but less than $100 million - 0.04 of 1%
               Average Daily Net Assets of $100 million but less than $200 million - 0.03 of 1%
               Average Daily Net Assets of $200 million or more - 0.01 of 1%

Plus: Out of Pocket Expenses - Pricing valuations (by outside pricing sources), paper, phone and other miscellaneous expenses

                                   SCHEDULE C

                               STAND ALONE FUNDS
                               -----------------

1.   Tax-Exempt Fund (Effective 5/1/93)
2.   Government Fund (Effective 5/1/93)
3.   S&P 100 Plus Fund (Effective 5/1/93)
4.   Achievers Fund (Effective 5/1/93)
5.   PSE Tech 100 Index Fund (Effective 6/10/96)
6.   Managed Growth Fund (Effective 1/1/99)
7.   Wisconsin Tax-Exempt Fund (Effective 6/13/94)
8. Cash Reserve Fund, including Class X (Retail Class) and Class Y (Institutional Class) (Effective 1/1/96)
9.   Dow Jones U.S. Health Care 100 Plus Fund (Effective 4/17/01)
10.  Dow Jones U.S. Financial 100 Plus Fund (Effective 4/17/01)